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                                                                    Exhibit 10
     AGREEMENT


           THIS AGREEMENT dated as of August 2, 1994, is made by and between Hershey Foods Corporation, a Delaware corporation (the "Company"), and
     _____________________ (the "Executive").

           WHEREAS the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel; and

           WHEREAS the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change in Control (as defined in the last Section hereof) exists, as in the case of any publicly-held corporation, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

           WHEREAS the Board has determined that
     appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

           NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

           1   Defined Terms.  The definitions of
     capitalized terms used in this Agreement are provided in the last Section and elsewhere in this Agreement.

           2   Term of Agreement.  This Agreement shall
     commence on the date hereof and shall remain in effect thereafter; provided, however, that (a) either the Company or the Executive may terminate this Agreement by giving the other advance written notice of termination of the Agreement as of such date as specified in the notice (except that no such notice may be given by the Company after a Potential Change in Control occurs and for a one-year period following the cessation of a Potential Change in Control), and (b) if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect until all obligations of either party hereto have been performed in full. Notwithstanding the foregoing: (a) this Agreement shall terminate upon the

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     Executive's attaining age sixty-five (65), except as to
     obligations of the Company hereunder arising from a Change in Control and/or a termination of the Executive's employment prior to his having reached such age; and (b) no termination of this Agreement by the Company shall be effective if such termination occurs
     (i) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or
     (ii) in connection with or in anticipation of a Change in Control. In the event that the termination of this Agreement by the Company occurs within two (2) months prior to a Potential Change in Control or a Change in Control, there shall be a presumption that the conditions of subclauses (i) and (ii) of clause (b) of the immediately preceding sentence shall have been met.

           3 Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the terms and conditions set forth herein, that, upon a Change in Control during the term of this Agreement, certain benefits shall thereupon become vested as set forth in Section 5 hereof, and paid in accordance with the provisions thereof, and, in the event that the Executive's employment with the Company is terminated thereafter during the Coverage Period, the Company shall pay the Executive the amounts provided for in Section 6 hereof.

           4 The Executive's Covenant. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, the Executive will remain in the employ of the Company until the earliest of (a) a date which is nine
     (9) months after the date of such Potential Change of Control, (b) the date of a Change in Control, (c) the date of termination by the Executive of the Executive's employment for Good Reason (determined by treating the Potential Change in Control for this purpose as a Change in Control in applying the definition of Good Reason) or by reason of death or Disability, (d) the termination by the Company of the Executive's employment for any reason, or (e) the Executive's attaining age sixty-five (65).

           5  Vesting or Payment of Certain Benefits in the
     Event of a Change in Control

           5.1  Vesting of AIP Benefits; Payment of
     Benefits. Upon the occurrence of a Change in Control, the Executive shall have a vested and nonforfeitable

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     right hereunder to receive in cash an amount equal to
     the sum of (a) the greater of (A) the 100% target award amount of all then outstanding contingent target AIP grants made to the Executive under the KEIP, and
     (B) the amount that would have been payable to the Executive under such contingent target AIP grants as of the end of the applicable award period, calculated utilizing as the applicable performance factors the actual performance of the Executive and the Company on an annualized basis as of the date of the Change in Control, and (b) the value of all AIP Awards, as defined in the KEIP ("AIP Awards"), previously earned by the Executive for which payment has been deferred (the sum of (a) and (b) is herein referred to as the "Vested Bonus Amount"). Unless the Change in Control is a Section 9.21 Change in Control, the Company shall, within five (5) business days following the Change in Control, pay to the Executive a lump sum cash payment equal to the Executive's Vested Bonus Amount. If the Change in Control is a Section 9.21 Change in Control, the Executive's Vested Bonus Amount shall be promptly paid to the Executive at the end of the applicable award period or deferral period, except as otherwise provided in Section 6.1(C) hereof.

           5.2  Vesting of PSU Benefits; Payment of
     Benefits. Upon the occurrence of a Change in Control, the Executive shall have a vested and nonforfeitable right hereunder to receive in cash an amount equal to the sum of: (a) the 100% target award amount of all then outstanding contingent target Performance Stock Unit ("PSU") grants made to the Executive under the KEIP valued at the higher of (i) the highest closing price of the Company's Common Stock on the New York Stock Exchange during the sixty (60) day period preceding and including the date of the Change in Control, and (ii) if the Change in Control involves a transaction in which an offer is made to purchase shares of Common Stock from the Company's stockholders, the price at which such offer is made; and (b) the value of all PSU Awards, as defined in the KEIP ("PSU Awards"), previously earned by the Executive for which payment has been deferred, including the value of cash dividends thereon (the sum of (a) and (b) is herein referred to as the "Vested PSU Amount"). Unless the Change in Control is a Section 9.21 Change in Control, the Company shall, within five (5) business days following the Change in Control, pay to the Executive a lump sum cash payment equal to the Executive's Vested PSU Amount. If the Change in Control is a Section 9.21 Change in Control, the Executive's Vested PSU Amount shall be promptly paid to the Executive at the end of

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     each applicable performance cycle or deferral period,
     except as otherwise provided in Section 6.1(D) hereof.

           5.3  SERP Benefits

               (a)  Upon the occurrence of a Change in
     Control, the Executive shall have a vested and nonforfeitable right hereunder to receive in cash an amount equal to the actuarial present value (as determined in accordance with Section 5.3(e) hereof) of the monthly retirement benefit (including the spousal survivor benefit) to which the Executive (and his spouse) would be entitled under Paragraph 4 of the SERP if the Executive retired as of the date of the Change in Control, taking into account Sections 5.3(c) and 5.3(d) hereof (the amount of such monthly retirement benefit being herein referred to as the Executive's "SERP Benefit" and the actuarial present value of such SERP Benefit being herein referred to as the Executive's "Vested Pension Benefit").

               (b)  Unless the Change in Control is a
     Section 9.21 Change in Control, the Company shall, within five (5) business days following the Change in Control, pay to the Executive in cash the Executive's Vested Pension Benefit in a single sum. If the Change in Control is a Section 9.21 Change in Control, then upon the subsequent termination of the Executive's employment by the Company and its Subsidiaries for any reason, the Company shall pay to the Executive in accordance with Sections 6.1 and 6.4 the Executive's "Adjusted Vested Pension Benefit." The Executive's "Adjusted Vested Pension Benefit" shall be equal to the actuarial present value (as determined in accordance with Section 5.3(e) hereof) of the monthly retirement benefit (including the spousal survivor benefit) to which the Executive (and his spouse) would be entitled under Paragraph 4 of the SERP if the Executive retired as of the Executive's Date of Termination, taking into account Sections 5.3(c) and 5.3(d) hereof (the amount of such monthly retirement benefit being herein referred to as the Executive's "Adjusted SERP Benefit").

               (c)  For purposes of determining the
     Executive's SERP Benefit as of the date of a Change in Control or the Executive's Adjusted SERP Benefit as of the Executive's Date of Termination (in the case of a Section 9.21 Change in Control), the Executive shall:
     (i) be credited with additional years of Service (as defined in the SERP) for purposes of clause (1) of paragraphs 4.a. and 4.b. of the SERP equal to the

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     lesser of three (3) or the number of years (including
     fractions thereof) from the date of the Change in Control (or the Executive's Date of Termination in the case of a Section 9.21 Change in Control) until the Executive would attain age sixty-five (65) and for all other purposes under the SERP equal to the excess, if any, of ten (10) over the actual number of years (including fractions thereof) of Service completed by the Executive as of the date of the Change in Control (or the Executive's Date of Termination in the case of a Section 9.21 Change in Control); (ii) be deemed to have five (5) years of participation in the PSU portion of the LTIP (as defined in the SERP) regardless of his actual years of participation in the PSU portion of the LTIP at the time of the Change in Control (or the Executive's Date of Termination in the case of a
     Section 9.21 Change in Control); (iii) be deemed to have his age increased by three (3) years (or such lesser number of years (including fractions) until the Executive would attain age sixty-five (65)) for all purposes under the SERP (including but not limited to the reduction factor prescribed by clause 4 of Paragraph 4.b. of the SERP); and (iv) be deemed to have been paid his Annual Base Salary and Annual Bonus for three (3) additional years (or such lesser number of years (including fractions) until the Executive would attain age sixty-five (65)) for purposes of calculating "Final Average Compensation" in paragraph 2.e. of the SERP.

               (d)  Other than for purposes of clauses (2),
     (3) and (4) of Paragraph 4.b. of the SERP, if the Executive has not yet attained age fifty-five (55) (after increasing the Executive's age by three (3) years as provided in the preceding Section 5.3(c)), the Executive shall upon the occurrence of the Change in Control (or the Executive's Date of Termination in the case of a Section 9.21 Change in Control) be deemed nevertheless to have attained age fifty-five (55).

               (e)  The actuarial present value of the
     Executive's SERP Benefit or Adjusted SERP Benefit, as applicable, as determined in accordance with the foregoing provisions of this Section 5.3 shall be determined using: (i) the 83 GAM mortality tables; and
     (ii) an interest rate equal to 100% of the interest rate that would be used (as of the date of the Change in Control or as of the date of the Executive's Date of Termination if payment is made upon termination of employment after a Section 9.21 Change in Control) by the Pension Benefit Guaranty Corporation for purposes
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     of determining the present value of a lump sum
     distribution on plan termination.

               (f)  Notwithstanding any provision of the
     SERP, the SERP may not be terminated or amended in any manner that is adverse to the interests of the Executive without the consent of the Executive either:
     (i) after a Potential Change in Control occurs and for one (1) year following the cessation of the Potential
     Change in Control, or (ii) after a Change in Control.
     Any termination or amendment of the SERP in a manner adverse to the interests of the Executive within one year prior to a Potential Change in Control shall not be given effect for purposes of this Section 5.3.

               (g)  The Executive may, in his sole
     discretion, elect to receive hereunder in lieu of his Vested Pension Benefit or his Adjusted Vested Pension Benefit, as applicable, his SERP Benefit or Adjusted SERP Benefit, as applicable, in any optional or alternative form of payment that a participant who has satisfied all applicable eligibility requirements under the SERP is entitled to elect under the SERP. Any such election by the Executive pursuant to this Section 5.3(g) must be made at least ninety (90) days prior to the date that the Executive's Vested Pension Benefit or Adjusted Vested Pension Benefit, as applicable, would otherwise be payable.

           6  Benefits and Rights upon Termination of
     Employment

           6.1  General Termination Rights and Benefits.
     If the Executive's employment by the Company is terminated after a Change in Control for any reason
     (whether by the Company or the Executive), the Company shall pay to the Executive the payments described in Subsections (A) through (E) below.

               (A)  Previously Earned Salary.  The Company
     shall pay the Executive's full salary to the Executive through the Date of Termination at the highest rate in effect during the period between the Potential Change in Control preceding the Change in Control and the date the Notice of Intent to Terminate is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.
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               (B)  Previously Earned Benefits.  The
     Company shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance, pension, welfare and other compensation or benefit plans, programs and arrangements.

               (C)  Payment of Vested Bonus Amounts.
     Except to the extent that the Company has previously paid to the Executive all or a portion of his Vested
     Bonus Amount pursuant to Section 5.1 hereof, the Company shall pay to the Executive a lump sum cash payment equal to the Executive's Vested Bonus Amount.

               (D)  Payment of Vested PSU Amounts.  Except
     to the extent that the Company has previously paid to the Executive all or a portion of his Vested PSU Amount pursuant to Section 5.2 hereof, the Company shall pay to the Executive a lump sum cash payment equal to the Executive's Vested PSU Amount.

               (E)  Payment of Vested Pension Benefit.
     Except to the extent the Company has previously paid to the Executive the Executive's Vested Pension Benefit as provided in Section 5.3(b) hereof, the Company shall pay to the Executive a lump sum cash payment equal to the Executive's Adjusted Vested Pension Benefit.

           6.2  Severance Benefits.  In addition to the
     payments provided for by Section 6.1 hereof, the Company shall pay to the Executive the payments described in Subsections (A) through (D) below (the
     "Severance Benefits") upon termination of the Executive's employment with the Company during the Coverage Period, unless such termination is (a) by the Company for Cause, (b) by reason of the Executive's death or Disability, (c) after the Executive attains age sixty-five (65), or (d) by the Executive without Good Reason.

               (A)  Lump-Sum Severance Payment.  In lieu of
     any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) (or, if less, the number of years, including fractions, from the Date of Termination until the Executive would have reached age sixty-five (65)) times the sum of (a) the Executive's
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     Annual Base Salary and (b) the Executive's Annual
     Bonus.

               (B)  Continued Benefits.  For a thirty-six
     (36) month period (or, if less, the number of months from the Date of Termination until the Executive would have reached age sixty-five (65)) after the Date of Termination, the Company shall provide the Executive with life insurance, health, disability and other welfare benefits ("Welfare Benefits") substantially similar in all respects to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to the Potential Change in Control preceding the Change in Control or the Change in Control which reduction constitutes or may constitute Good Reason). Benefits otherwise receivable by an Executive pursuant to this Section 6.2(B) shall be reduced to the extent substantially similar benefits are actually received by or made available to the Executive by any other employer during the same time period for which such benefits would be provided pursuant to this Section 6.2(B) at a cost to the Executive that is commensurate with the cost incurred by the Executive immediately prior to the Executive's Date of Termination (without giving effect to any increase in costs paid by the Executive after the Potential Change in Control preceding the Change in Control or the Change in Control which constitutes or may constitute Good Reason); provided, however, that if the Executive becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Executive or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Executive or a family member or dependent for a designated waiting period, the Executive's coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer's plan or the third anniversary of the Executive's Date of Termination. The Executive agrees to report to the Company any coverage and benefits actually received by the Executive or made available to the Executive from such other employer(s). The Executive shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to the Executive to the same extent that
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     actively employed senior executives of the Company are
     permitted to make such changes; provided, however, that in the event of any such changes the Executive shall pay the amount of any cost increase that would actually be paid by an actively employed executive of the Company by reason of making the same change in his level of coverage or coverage options.

               (C)  Outstanding Awards.  If the Executive's
     Date of Termination occurs within the Coverage Period and during any calendar year following the calendar year during which a Change in Control occurs, the Executive shall be entitled to a lump sum cash payment with respect to each outstanding contingent target PSU and AIP grant under the KEIP (or any similar types of grants under any replacement plan or program) equal to the sum of: (i) the product of (x) and (y), where (x) is an amount equal to the 100% target award amount of all then outstanding contingent target PSU grants under the KEIP (or similar types of grants under any replacement plan or program) for the applicable award period that includes the Executive's Date of Termination, and (y) is a fraction the numerator of which is the number of days from and including the first day of the applicable award period that includes the Executive's Date of Termination until (and including) the Executive's Date of Termination and the denominator of which is the number of days in the applicable award period; and (ii) the product of (x) and (y), where (x) is an amount equal to the greater of
     (A) the 100% target award amount of all then
     outstanding contingent target AIP grants made to the Executive under the KEIP (or similar types of grants under any replacement plan or program), and (B) the amount that would have been payable to the Executive under such contingent target AIP grants as of the end of the applicable award period, calculated utilizing as the applicable performance factors the actual performance of the Executive and the Company on an annualized basis as of the Executive's Date of Termination, and (y) is a fraction the numerator of which is the number of days from and including the first day of the applicable award period that includes the Executive's Date of Termination until (and including) the Executive's Date of Termination and the denominator of which is the number of days in the applicable award period. Contingent PSU grants under the KEIP or a similar type of grant under a replacement plan or program shall be valued at the highest closing price of the Company's Common Stock on the New York Stock Exchange during the sixty (60) day period
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     preceding and including the Executive's Date of
     Termination.

               (D)  Relocation Allowance.  The Company
     shall pay to the Executive a relocation allowance of $75,000; provided, however, that any such payment shall be reduced by any payments received by the Executive from any successor employer for the purpose of reimbursing the Executive for costs of relocation. The Executive agrees to report to the Company any such payments from any successor employer and agrees to reimburse to the Company any amounts received from the Company pursuant to this Section 6.2(D) that should have been so reduced.

           6.3 Gross-Up Payment. In the event that the Executive becomes entitled to the Severance Benefits or any other benefits or payments under this Agreement (other than pursuant to this Section 6.3.) or the KEIP by reason of the accelerated vesting of stock options thereunder (together, the "Total Benefits"), and in the event that any of the Total Benefits will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Tax and FICA and Medicare withholding taxes upon the payment provided for by this Section 6.3, shall be equal to the Total Benefits.

           For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) shall be treated as "parachute payments" within the meaning of
     Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel ("Tax Counsel") selected by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the

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     meaning of Section 280G(b)(4) of the Code in excess of
     the Base Amount, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of Tax Counsel are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and
     (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive).

           In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the portion of the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or federal, state or local income taxes) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the
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     Company shall make an additional Gross-Up Payment,
     determined as previously described, to the Executive in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.

           6.4 Timing of Payments. The payments provided for in Sections 6.1 through 6.3 (other than Section 6.2(B) hereof) shall be made not later than the fifth (5th) day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the fifth (5th) day following the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the fifth (5th) day following the Date of Termination to the repayment of such excess).

           6.5 Reimbursement of Legal Costs. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to any payments under this Agreement including all such fees and expenses, if any, incurred in contesting or disputing any Notice of Intent to Terminate under Section 7.3 hereof or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's respective written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

           7  Termination Procedures and Compensation
     During Dispute

           7.1  Notice of Intent To Terminate.  After a
     Change in Control, any purported termination of the Executive's employment (other than by reason of death) must be preceded by a written Notice of Intent to Terminate from one party hereto to the other party hereto in accordance with Section 8.6 hereof. For purposes of this Agreement, a "Notice of Intent to Terminate" shall mean a notice which shall indicate the notifying party's opinion regarding the specific provisions of this Agreement that will apply upon such termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions indicated. Further, a Notice of Intent to Terminate for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (a) or (b) of the definition of Cause herein, and specifying the particulars thereof in detail.

           7.2  Date of Termination.  "Date of
     Termination", with respect to any purported termination of the Executive's employment after a Change in Control, shall mean (except as provided in Section 7.3 hereof) (a) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Intent to Terminate is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (b) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Intent to Terminate (which (i) in the case of a termination by the Company, shall not be less than thirty (30) days, except in the case of a termination for Cause in which case it shall not be less than ten (10) days, provided that the Company may require the Executive not to report to work during such ten (10) day period and (ii) in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Intent to Terminate is given).

           7.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Intent to Terminate is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Intent to Terminate notifies the other party that a dispute exists concerning the termination or the provisions of this Agreement that apply to such termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

           7.4  Compensation During Dispute.  If a
     purported termination occurs following a Change in Control and such termination or the provisions of this Agreement that apply upon such termination is disputed in accordance with Section 7.3 hereof (including a dispute as to the existence of good faith and/or reasonable diligence thereunder), the Company shall continue to pay the Executive the full compensation (including, but not limited to, salary) at the Executive's Annual Base Salary and continue his participation in all compensation plans required to be maintained hereunder and continue to provide to the Executive the Welfare Benefits provided for in Section 6.2(B) hereof until the dispute is finally resolved in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 6.1(A) hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

           8  Miscellaneous

           8.1 No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the Coverage Period, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by
     the Company pursuant to this Agreement.   Further, the
     amount of any payment or benefit provided for under this Agreement (other than to the extent provided in Section 6.2(B) and Section 6.2(D)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

           8.2 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason during the Coverage Period.

           8.3 Terminations in Anticipation of Change in Control. The Executive's employment shall be deemed to have been terminated by the Company without Cause during the Coverage Period if the Executive's employment is terminated by the Company without Cause prior to a Change in Control and such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control. The Executive's employment shall be deemed to have been terminated by the Executive for Good Reason during the Coverage Period if the Executive terminates his employment with Good Reason prior to a Change in Control if the circumstance or event which constitutes Good Reason (a) occurs at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control. In the event of a termination of employment described in this
     Section 8.3, the Executive shall be entitled to all payments and other benefits to which the Executive would have been entitled had such termination occurred during the Coverage Period (other than salary pursuant to Section 6.1(A) hereof for any period after the actual date of termination) and the Executive shall be entitled to an additional payment in an amount which shall compensate the Executive to the extent that the Executive was deprived by such termination of the opportunity prior to termination of employment to exercise stock options granted to him under the KEIP at the highest market price of the Company's Common Stock reached in connection with the Change in Control or Potential Change in Control if a Potential Change in Control shall occur and not be followed by a Change in Control within twelve (12) months of the Potential Change in Control. In the event that the termination of employment of the Executive as described in this
     Section 8.3 occurs following a Potential Change in Control or within two (2) months prior to a Change in Control, there shall be a presumption that clauses (a) and (b) of the first two sentences of this Section 8.3 shall have been met.

           8.4 Incompetency. Any benefit payable to or for the benefit of the Executive, if legally incompetent, or incapable of giving a receipt therefor, shall be deemed paid when paid to the Executive's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company.

           8.5 Death. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

           8.6  Notices.  For the purpose of this
     Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

               To the Company:

                   Hershey Foods Corporation
                   100 Crystal A Drive
                   Hershey, PA  17033-0810

                   Attention:

                   Chairman of the Board


               To the Executive:

                   At the address listed on the first page
                    hereof.

           8.7 Modification, Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

           8.8  Entire Agreement.  No agreements or
     representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

           8.9  Governing Law.  The validity,
     interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

           8.10  Statutory Changes.  All references to
     sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

           8.11  Withholding.  Any payments provided for
     hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

           8.12  Validity.  The invalidity or
     unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

           8.13 No Right to Continued Employment. Nothing in this Agreement shall be deemed to give the Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

           8.14  No Assignment of Benefits.  Except as
     otherwise provided herein or by law, no right or interest of the Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of the Executive.

           8.15 Burden. In any proceeding (regardless of who initiates such proceeding) in which the payment of Severance Benefits or other compensation or benefits under this Agreement is at issue, the burden of proof as to whether Cause exists for purposes of this Agreement shall be upon the Company.

           8.16 Reduction of Benefits By Legally Required Benefits. Notwithstanding any other provision of this Agreement to the contrary, if the Company is obligated by law or by contract (other than under this Agreement) to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation ("Notice Period"), then any Severance Benefits hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any pay received during any Notice Period; provided, however, that the period following a Notice of Intent to Terminate shall not be considered a Notice Period.

           8.17 Consent to Cancellation of Awards. The Company may condition the payment to the Executive of his Vested Bonus Amount and/or his Vested PSU Amount under this Agreement upon the Executive's providing a written consent to the cancellation of the contingent target AIP and PSU grants and/or the AIP and PSU Awards for which payment has been deferred on which the Executive's Vested Bonus Amount and/or Vested PSU Amount is based and in lieu of which such amounts are paid.

           8.18 Consent to Reduction of SERP Benefit. The Company may condition the payment to the Executive of his Vested Pension Benefit or his Adjusted Vested Pension Benefit under this Agreement or the providing of any benefit or payment under Section 5.3(g) hereof upon the Executive's providing a written consent to the reduction of his monthly benefit to be paid under the SERP, such reduction to be in the amount of the SERP Benefit or Adjusted SERP Benefit, as applicable, which was used in the calculation of the Executive's Vested Pension Benefit or Adjusted Vested Pension Benefit or the amount of any payments or benefits provided under
     Section 5.3(g) hereof.

           8.19  Employment by or Transfer to Subsidiary.
     In the event that the Executive is employed by or transferred to a Subsidiary, the Company agrees that this Agreement shall be amended in such manner as may be necessary or appropriate to ensure that this Agreement provides or continues to provide the Executive with the benefits and protections intended to be provided hereby.

           8.20  Headings.  The headings and captions
     herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement.

           9  Definitions

           9.1 "AIP" means the Annual Incentive Program under the KEIP.

           9.2  "Annual Base Salary" means the higher of
     (a) the Executive's highest annual base salary in effect during the one (1) year period preceding a Change in Control, or (b) the Executive's highest annual base salary in effect during the one year period preceding the Executive's Date of Termination. For purposes of the foregoing, salary reduction elections pursuant to Sections 125 and 401(k) of the Code shall not be taken into account.

           9.3 "Annual Bonus" means the highest of (a) the average of the three highest bonuses paid or payable, including any bonus or portion thereof which has been earned but deferred, to the Executive by the Company in respect of the five fiscal years (or such shorter period during which the Executive has been employed by the Company) immediately preceding the fiscal year in which a Change in Control occurs (annualized for any fiscal year during such period consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months), (b) the bonus paid or payable (annualized as described above), including any bonus or portion thereof which has been earned but deferred, to the Executive by the Company in respect of the most recently completed fiscal year prior to the Change in Control, (c) the bonus paid or payable (annualized as described above), including any bonus or portion thereof which has been earned or deferred, for the most recently completed fiscal year preceding the Executive's Date of Termination, and (d) 100% of the Executive's target bonus award amount for the year including the Executive's Date of Termination. For purposes herein, only payments under the AIP (as well as payments under any substitute plan or program) shall be treated as bonus payments.

           9.4  "Base Amount" shall have the meaning
     ascribed to such term in Section 280G(b)(3) of the Code.

           9.5 "Board" means the Board of Directors of the Company.

           9.6  "Cause" means:

               (a)  the willful and continued failure of
     the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties; or

               (b)  the willful engaging by the Executive
     in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     For purposes of the preceding clauses (a) and (b), no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon prior approval given by the Board or upon the instructions or with the approval of the Chief Executive Officer or the Executive's superior or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (a) or (b) above, and specifying the particulars thereof in detail.

           9.7  A "Change in Control" means:

               (a)  The acquisition or holding by any
     Person of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act and the rules and regulations promulgated thereunder) of shares of the Common Stock and/or the Class B Common Stock of the Company representing 25% or more of either (i) the total number of then outstanding shares of both Common Stock and Class B Common Stock of the Company (the "Outstanding Company Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Power"), provided that, at the time of such acquisition or holding of beneficial ownership of any such shares, the Hershey Trust does not beneficially own more than 50% of the Outstanding Company Voting Power; and provided, further, that any such acquisition or holding of beneficial ownership of shares of either Common Stock or Class B Common Stock of the Company by any of the following entities shall not by itself constitute such a Change in Control hereunder: (i) the Hershey Trust; (ii) any trust established by the Company or any Subsidiary for the benefit of the Company and/or its employees or those of any Subsidiary; or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any Subsidiary; or

               (b)  The approval by the stockholders of the
     Company of any merger, reorganization,
     recapitalization, consolidation or other form of business combination (a "Business Combination") if, following consummation of such Business Combination, the Hershey Trust does not beneficially own more than 50% of the total voting power of all outstanding voting securities of the surviving entity or entities; or

               (c)  The approval by the stockholders of the
     Company of (i) any sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation as to which the Hershey Trust beneficially owns more than 50% of the total voting power of all outstanding voting securities, or (ii) a liquidation or dissolution of the Company.

           9.8  "Code" means the Internal Revenue Code of
     1986, as amended from time to time.

           9.9 "Company" means Hershey Foods Corporation, a Delaware corporation.

           9.10  "Coverage Period" means the period,
     commencing on the date on which a Change in Control occurs and ending on the second anniversary date thereof.

           9.11  "Date of Termination" has the meaning
     assigned to such term in Section 7.2 hereof.

           9.12  "Disability" means the absence of the
     Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably), provided that such absence shall constitute "Disability" only if the Executive is entitled to long-term disability benefits for the period of his disability after such 180 day period at least equal to 70% of the greater of the Executive's base salary as of the first day of such 180 day period or his Annual Base Salary. Such requirement of entitlement to long-term disability benefits shall not apply in making determinations under Section 4 of this Agreement.

           9.13  "Exchange Act" means the Securities
     Exchange Act of 1934, as amended from time to time.

           9.14 "Excise Tax" means any excise tax imposed under Section 4999 of the Code.

           9.15  "Good Reason" means:

               (a)  the assignment to the Executive of any
     duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities immediately prior to either the Potential Change in Control which precedes the Change in Control or the Change in Control or any other action by the Company which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (b)  a reduction by the Company in the
     Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

               (c)  the failure by the Company to increase
     the Executive's base salary each year after a Change in Control by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all officers of the Company during the two full calendar years immediately preceding the Change in Control;

               (d)  the Company's requiring the Executive
     to be based at any office or location that is more than 35 miles from the Executive's office or location immediately prior to either the Potential Change in Control which precedes the Change in Control or the Change in Control but only if such change involves a material increase in the Executive's cost of living and is not accompanied by a commensurate increase in compensation and benefits;

               (e)  the Company's requiring the Executive
     to travel on Company business to a substantially greater extent than required immediately prior to either the Potential Change in Control which precedes the Change in Control or the Change in Control;

               (f)  the failure by the Company, without the
     Executive's consent, to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

               (g)  the failure by the Company to continue
     in effect any compensation plan in which the Executive participates immediately prior to either the Potential Change in Control preceding the Change in Control or the Change in Control which is material to the Executive's total compensation, including but not limited to the KEIP and the SERP or any substitute or alternative plans adopted prior to either such Potential Change in Control or Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of such Potential Change in Control or Change in Control;

               (h)  the failure by the Company to continue
     to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, disability or other welfare plans in which the Executive was participating at the time of either the Potential Change in Control preceding the Change in Control or the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of such Potential Change in Control or Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of such Potential Change in Control or Change in Control;

               (i)  any purported termination by the
     Company of the Executive's employment after a Change in Control otherwise than in accordance with the termination procedures of Sections 7.1 through 7.4 hereof;

               (j)  any material failure by the Company to
     comply with and satisfy any of its obligations under this Agreement after a Potential Change in Control that is followed within one (1) year by a Change in Control; or

               (k)  The Company's or its controlling
     Person's or any affiliate's, engaging in any act, practice, or line of business which (x) is illegal, (y) is unethical or (z) is otherwise inconsistent with the unique character, culture and/or reputation of the Company, deriving from its origins and traditions, as they existed prior to the Change in Control, provided that any termination by the Executive by reason of the invocation of clause (z) of this Subsection (k) must be the subject of a Notice of Intent to Terminate which is delivered to the Company within 60 days following any Change in Control described in Subsections 9.7(b) or
     (c) and within six months following any Change in Control described in Subsection 9.7(a).

     For purposes of this Agreement, any determination of Good Reason made by the Executive in good faith shall be conclusive and binding upon the Company.

           9.16  "Hershey Trust" means either or both of
     (a) the Hershey Trust Company, a Pennsylvania corporation, as Trustee for the Milton Hershey School, or any successor to the Hershey Trust Company as such trustee, and (b) the Milton Hershey School, a Pennsylvania not-for-profit corporation.

           9.17  "KEIP" means the Hershey Foods Corporation
     1987 Key Employee Incentive Plan and any successor or replacement plan thereof.

           9.18 "Notice of Intent to Terminate" shall have the meaning assigned to such term in Section 7.1 hereof.

           9.19  "Person" shall have the meaning given in
     Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d)(3) thereof.

           9.20  "Potential Change in Control" means the
     occurrence of any of the following:

               (a)  The Hershey Trust, or any Person acting
     or purporting to act on its (or their) behalf, makes a public announcement that it (or they), or its (or their) Board of Directors or Board of Managers or any other responsible official, (i) intends to take, (ii) is taking or (iii) has taken actions which would lead to a Change in Control (a "public announcement" being defined for this purpose as any statement quoted or otherwise reported in any print, broadcast, wire service or other means of publication available to the public in any locality in which any employee of the Company is regularly located);

               (b)  The Hershey Trust enters into any
     contract, agreement or other arrangement with any Person which would lead to a Change in Control; or

               (c)  The Board approves a transaction
     described in subsection (b) or (c) of the definition of Change in Control contained in Section 9.7 hereof.

           9.21 A "Section 9.21 Change in Control" means a Change in Control described in subsection (b) of
     Section 9.7 hereof which meets the following conditions: (a) the transaction constituting the Change in Control was initially proposed by the Board and was approved in advance by the Board (consisting of directors two-thirds (2/3) of whom shall have been serving as directors at the time of the Potential Change in Control preceding the Change in Control); and
     (b) following consummation of such Change in Control, persons who served as members of the Board prior to such Change in Control constitute at least 50% of the board of directors of the surviving entity or entities following such Change in Control.

           9.22  "SERP" means the Hershey Foods Corporation
     Supplemental Executive Retirement Plan.

           9.23  "Severance Benefits" has the meaning
     assigned to such term in Section 6.2 hereof.

           9.24  "Subsidiary" means any corporation
     controlled by the Company, directly or indirectly.

           9.25  "Vested Bonus Amount" shall have the
     meaning assigned to such term in Section 5.1 hereof.

           9.26 "Vested PSU Amount" shall have the meaning assigned to such term in Section 5.2 hereof.

           9.27 "Welfare Benefits" shall have the meaning ascribed to such term in Section 6.2(B) hereof.

           IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer, thereunto duly authorized, and Executive has executed this Agreement, all as of the day and year first above written.


                            HERSHEY FOODS CORPORATION



                            By__________________________





                              ____________________________
                              Executive